UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2013

AMBASE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-07265	95-2962743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employment Identification Number)

100 PUTNAM GREEN, GREENWICH, CT  06830-6027
(Address of principal executive offices, including zip code)

(203) 532-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

AmBase Corporation ("AmBase" or the "Company") announced that the Company's Board of Directors appointed Mr. Kenneth M. Schmidt and Mr. Theodore T. Horton, Jr. to the Company's Board of Directors, effective as of March 18, 2013.  Mr. Horton and Mr. Schmidt were also appointed as members of the Company's Accounting and Audit Committee and Personnel Committee.

Mr. Horton and Mr. Schmidt are to be paid a director's fee to be commensurate with the Company's policy for Compensation of Directors as set forth in the Company's 2012 Proxy Statement as filed with the Securities and Exchange Commission as of March 29, 2012.  Currently, each director of the Company is paid an annual fee of $9,000.  In addition each Chairperson and/or Co-Chairperson of a Board committee is paid an additional fee of $1,000 per year and after four (4) Board and/or committee meetings, each director is to be paid a $500 per meeting attendance fee.  Pursuant to the Company's By-Laws, directors may be compensated for additional services for the Board of Directors or for any committee at the request of the Chairman of the Board or the Chairman of any committee.

Mr. Schmidt was formerly a Managing Director at Dillon Read & Co. and UBS and held several institutional sales trading positions.  He currently serves as a member of the Rutgers University Board of Governors.

Mr. Horton is currently a Managing Director of BCI Partners and is currently a director of various media and broadcast companies.  Previously, Mr. Horton was a Managing Director at Dillon Read & Co., and held various investment positions with Barclays Bank and Home Life.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBASE CORPORATION

By /s/ John Ferrara
John Ferrara
Vice President & Chief Executive Officer and Controller
AmBase Corporation
Date: March 18, 2013